EXHIBIT 3

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) made as of the 14th day of August, 2017, by and among Kasbian Nuriel Chirich of Simtat Ha-Irus 5, Rishpon, Israel ("Chirich") and Dr. Shai Yarkoni of Haviva Raig St 28A, Kfar Saba, Israel ("Shai"); Chirich and Shai shall collectively be referred to as the “Shareholders”).

WITNESSETH:

WHEREAS, the Shareholders are record owners of an aggregate of 30,521,377 ordinary shares of Cellect Bio Ltd. (the "Company") representing approx. 27.9% of the outstanding share capital of the Company, as detailed in Schedule A attached hereto (the "Company Shares"), and;

WHEREAS, the Shareholders desire to set forth certain matters regarding the ownership and voting powers of the Shares;

NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, the parties hereto hereby agree as follows:

1	Voting at Shareholders Meeting

1.1	Agreement to Vote. Each of the Shareholders hereto hereby agrees (on behalf of itself and any transferee or assignee of any shares of Company Shares) to hold any Company Shares now or hereafter owned by such Shareholder or as to which such Shareholder now or hereafter has voting power (collectively, the “Voting Securities”), to appear at ordinary or extraordinary meeting of the shareholders of the Company or otherwise cause the Voting Securities (and any capital stock of the Company that Shareholder otherwise controls or has voting rights with respect thereto) to be counted as present at such meeting for purposes of establishing a quorum, and to vote the Voting Securities at (a) any ordinary or extraordinary meeting of the shareholders of the Company, whether or not adjourned or postponed, or (b) by a written consent of the shareholders of the Company (collectively the “Company Meeting”), solely in accordance with the terms and provisions of this Agreement.

1.2	Coordinating Meeting. The Shareholders hereto hereby agree to hold a meeting in which the Shareholders hereto shall coordinate their decision with respect to each resolution required at each Company Meeting, prior to such Company Meeting (the “Coordinating Meeting”). The Coordinating Meeting shall take place five (5) business days prior to the date of each Company Meeting (the “Coordinating Meeting Date”) at a venue to be agreed by the Shareholders, or at such other time, date and place as shall be agreed by holders of seventy five percent (75%) of all Voting Securities held by the Shareholders from time to time (the “Special Majority”).

1.3	Resolution at the Coordinating Meeting. Resolutions at the Coordinating Meeting shall be taken in accordance with each Shareholder’s respective holdings of the Voting Securities. Each holder of Voting Securities shall be entitled to vote in writing, by e-mail, or by facsimile with respect to any resolution to be taken at the Coordinating Meeting, such action shall be as valid as though been dully taken by the holder of the Voting Securities at the Coordinating Meeting. A resolution of a Special Majority of the Shareholders at such Coordinating Meeting shall be deemed the Coordinating Meeting Resolution (“Coordinating Meeting Resolution”).

1.4	Vote at the Company Meeting. Each of the Shareholders hereby agrees to vote at any Company Meeting all the Voting Securities held by such Shareholder (or as to which they have voting power) in accordance with the relevant Coordinating Meeting Resolution.

1.5	Further Actions. Shareholder shall take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Shareholder shall not enter into any contract or other arrangement with any person the effect of which would be inconsistent with or violative of any of the provisions and agreements contained in this Agreement.

2	Miscellaneous Provisions.

2.1	Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

2.2	Captions. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

2.3	Notices. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the postal service or other applicable postal service, if delivered by first class mail, postage prepaid, for intracountry delivery, (b) upon delivery, if delivered by hand, (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid for intracountry delivery (two (2) business days after such deposit for intercountry delivery) or (d) one (1) business day after the business day of facsimile transmission, if delivered by facsimile transmission with copy by first class mail, postage prepaid.

2.4	Term. This Agreement shall terminate and be of no further force or effect upon the earlier of (a) the written consent of the Special Majority of the then outstanding Voting Securities held by the Shareholders, or (b) the sale of all or substantially all of the Company Shares by the Shareholders. Notwithstanding the foregoing, this Agreement may be terminated by either party at any time upon twenty one (21) days prior written notice to the other party.

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2.5	Manner of Voting. The voting of Company Shares pursuant to this Agreement may be effected in person, by proxy, by written consent, or in any other manner permitted by applicable law.

2.6	Amendments and Waivers. Any term hereof may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Special Majority of the then outstanding Voting Securities held by the Shareholders. Any amendment or waiver so affected shall be binding upon all of the Shareholders hereto.

2.7	Stock Splits, Stock Dividends, etc. In the event of any issuance of shares of the Voting Securities hereafter to any of the parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement and the term Voting Securities shall be considered as including such shares.

2.8	Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

2.9	Binding Effect. In addition to any restriction or transfer that may be imposed by any other agreement by which any party hereto may be bound, this Agreement shall be binding upon the parties, their respective heirs, successors and assigns and to such additional individuals or entities that may become stockholders of the Company and that desire to become parties hereto; provided that for any such transfer to be deemed effective, the transferee shall have executed and delivered an Adoption Agreement substantially in a form attached hereto as Exhibit B and reasonably acceptable by the Special Majority. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed a party hereto as if such transferee’s signature appeared on the signature pages hereto.

2.10	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to conflicts of law principles thereof.

2.11	Entire Agreement. This Agreement is intended to be the sole agreement of the parties as it relates to this subject matter and does hereby supersede all other agreements of the parties relating to the subject matter hereof.

2.12	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

/s/ Kasbian Nuriel Chirich	/s/ Shai Yarkoni
KASBIAN NURIEL CHIRICH	SHAI YARKONI

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SCHEDULE A

SHAREHOLDERS

Shareholder	Amount of Shares
Kasbian Nuriel Chirich	16,425,615
Shai Yarkoni	14,095,762

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EXHIBIT B

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of _____________, 2017 (the “Agreement”) by and among Kasbian Nuriel Chirich of Simtat Ha-Irus 5, Rishpon, Israel ("Chirich"), and Dr. Shai Yarkoni of Haviva Raig St 28A, Kfar Saba, Israel ("Shai"); (Chirich and Shai shall collectively be referred to as the (the “Shareholders”).

Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.	Acknowledgment. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of the Company (the “Shares”), subject to the terms and conditions of the Agreement.

2.	Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, and (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a Party thereto.

3.	Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this ______ day of _________________, ____.

TRANSFEREE:

By:

Name:

Title:

Address:

T:
F:
Attention of:

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